EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of an Amendment No. 1 to Schedule 13D with respect to the ordinary shares, par value US$0.0005 per share, of Bona Film Group Limited, and further agrees that this Joint Filing Agreement be included as an exhibit to such filing; provided, however, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Joint Filing Agreement as of this 11th day of July, 2013.

Dated: July 11, 2013

News America Incorporated

By:	/s/ Janet L. Nova
Name: Janet L. Nova
Title: Executive Vice President and Deputy General Counsel

Twenty-First Century Fox, Inc.

By:	/s/ Janet L. Nova
Name: Janet L. Nova
Title: Executive Vice President, Deputy Group General Counsel